Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

SERIES A PARTICIPATING PREFERRED STOCK

OF

DHT HOLDINGS, INC.

Pursuant to Section 35 of the

Business Corporations Act of the Republic of the Marshall Islands

DHT Holdings, Inc., a corporation organized and existing under the laws of the Republic of the Marshall Islands (the “Corporation”), does hereby certify that:

Pursuant to the authority vested in the board of directors of the Corporation (the “Board of Directors”) by Section 4.02 of the Amended and Restated Articles of Incorporation of the Corporation, the Board of Directors, on May 1, 2012, in accordance with Section 35 of the Business Corporations Act of the Associations Law of the Republic of the Marshall Islands, duly adopted the following resolution designating a new series of preferred stock as Series A Participating Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board of Directors of DHT Holdings, Inc. in accordance with the Amended and Restated Articles of Incorporation of DHT Holdings, Inc. (the “Articles of Incorporation”) and the provisions of Section 35(5) of the Business Corporations Act of the Associations Law of the Republic of the Marshall Islands, a series of preferred stock of DHT Holdings, Inc., the Series A Participating Preferred Stock, is hereby authorized, and the number of shares and designation thereof, and the voting powers, preferences and exchange, relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of such series of shares shall be as set forth in Annex A hereto (in addition to the voting powers, preferences and exchange, relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, set forth in the Articles of Incorporation which are applicable to shares of preferred stock, par value $0.01 per share, of DHT Holdings, Inc.).

[Signature Page Follows]

                                IN WITNESS WHEREOF, DHT HOLDINGS, INC. has caused this certificate to be duly executed this 1st day of May, 2012.

DHT HOLDINGS, INC.

By	/s/ Svein Moxnes Harfjeld
Name: Svein Moxnes Harfjeld
Title: Chief Executive Officer

[Certificate of Designation of Series A Participating Preferred Stock of DHT Holdings, Inc.]

Annex A

                                Section 1.  Designation; Number of Shares.  There shall be created from the 1,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), of the Corporation authorized to be issued pursuant to the Articles of Incorporation, a series of Preferred Stock designated as “Series A Participating Preferred Stock”, par value $0.01 per share (the “Series A Participating Preferred Stock”), and the number of shares constituting the Series A Participating Preferred Stock shall be 442,666.  Such number of shares may be increased (but no such increase shall result in an increase of the number of shares of Series A Participating Preferred Stock outstanding to a number greater than 1,000,000) or decreased by resolution of the Board of Directors adopted and filed pursuant to Section 35 of the BCA, or any successor provision, and by the filing of a certificate of increase or decrease with the Registrar of Companies of the Marshall Islands; provided that no such decrease shall reduce the number of shares of Series A Participating Preferred Stock to a number less than the number of shares then outstanding.  Each share of Series A Participating Preferred Stock shall be identical in all respects to every other share of Series A Participating Preferred Stock.  Shares of Series A Participating Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, or exchanged into shares of Common Stock, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock.

Section 2. Definitions. As used herein, the following terms shall have the following meanings:

“Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Corporation, as such may be amended from time to time.

“Authorized Shares Amendment” means the amendment of the Articles of Incorporation to increase the number of authorized shares of Common Stock to permit the issuance of Common Stock in connection with the exchange of all outstanding shares of Series A Participating Preferred Stock at the time of such amendment into Common Stock.

“BCA” means the Business Corporations Act of the Associations Law of the Marshall Islands, as amended from time to time.

“Board of Directors” means the board of directors of the Corporation.

“business day” means any day other than a Saturday, Sunday or one on which banking institutions in New York City generally are authorized or obligated by law or executive order to close.

“Bylaws” means the Amended and Restated Bylaws of the Corporation.

“Certificate of Designation” means this certificate of designation relating to the Series A Participating Preferred Stock, as it may be amended, restated, supplemented, altered or modified from time to time.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

“Corporation” means DHT Holdings, Inc., a corporation organized and existing under the laws of the Republic of the Marshall Islands.

“Cumulative Dividend Period” has the meaning specified in Section 3(b).

“Dividend Factor” shall be (i) from the Issue Date to and including December 31, 2012, 170 and (ii) from and including January 1, 2013 until the Exchange Date, 150, in the case of each of clause (i) and (ii), subject to adjustment pursuant to Section 7.

“Exchange Agent” means American Stock Transfer & Trust Company, acting in its capacity as exchange agent for the Series A Participating Preferred Stock, and its successors appointed by the Corporation.

“Exchange Date” means the date on which all shares of Series A Participating Preferred Stock have been exchanged for shares of Common Stock, whether by means of the Mandatory Exchange or the Optional Exchange.

“Exchange Rate” has the meaning specified in Section 6(a).

“Issue Date” means the date of the first issuance of the Series A Participating Preferred Stock.

“Junior Stock” means any other class or series of capital stock of the Corporation established after the Issue Date, the terms of which do not expressly provide that such class or series will rank senior to or on parity with the Series A Participating Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution, voluntary or involuntary, of the Corporation.

“Liquidation Preference” has the meaning specified in Section 4(a).

“Mandatory Exchange” has the meaning specified in Section 6(a).

“Optional Exchange” has the meaning specified in Section 6(b).

“Optional Exchange Date” has the meaning specified in Section 6(b).

“Parity Stock” means any other class or series of capital stock of the Corporation that ranks equally with the Series A Participating Preferred Stock with respect to both (a) the payment of dividends (whether such dividends are cumulative or non-cumulative) and (b) the distribution of assets upon a liquidation, winding-up or dissolution, voluntary or involuntary, of the Corporation.

“Participation Factor” shall be 200, subject to adjustment pursuant to Section 7.

“Preferred Stock” has the meaning specified in Section 1.

“Preferred Subscription Price” means $140.

“Redemption Amount” means, as of any date of determination, the sum of the Preferred Subscription Price and the amount of any accrued and unpaid cumulative dividends thereon as of such date, as may be adjusted pursuant to Section 9.

“Registrar” means American Stock Transfer & Trust Company, acting in its capacity as registrar for the Series A Participating Preferred Stock, and its successors appointed by the Corporation.

“Requisite Shareholder Approval” means the affirmative vote of a majority of the outstanding shares of the Preferred Stock and the Common Stock (voting together as a single class) and the affirmative vote of a majority of the outstanding shares of Common Stock (voting separately as a single class), in each case approving the Authorized Shares Amendment.

“Series A Participating Preferred Stock” has the meaning specified in Section 1.

“Transfer Agent” means American Stock Transfer & Trust Company, acting in its capacity as transfer agent for the Series A Participating Preferred Stock, and its successors appointed by the Corporation.

Section 3.  Dividends.

(a)  Subject to Section 3(b) below, applicable Marshall Islands law and regulation, and the prior and superior right of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Participating Preferred Stock with respect to dividends, the holders of Series A Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, dividends and distributions in an amount per share of Preferred Stock (rounded to the nearest cent) equal to the product of the Dividend Factor then in effect multiplied by the aggregate per share dividends or distributions (as applicable) that are distributable to holders of Common Stock in connection with such dividend or distribution (other than dividends payable in shares of Common Stock, distributions of shares of Common Stock or subdivisions of the outstanding shares of Common Stock (by reclassification or otherwise)), in each case as and when declared by the Board of Directors since the Issue Date.  Dividends described in this Section 3(a) shall be paid or distributed to holders of record of shares of Series A Participating Preferred Stock on the payment or distribution date for the corresponding dividend or distribution on the Common Stock. Subject to Section 3(b) below, dividends on the Series A Participating Preferred Stock will not be cumulative.

(b)  Notwithstanding Section 3(a), in the event that the Requisite Shareholder Approval is not obtained by January 31, 2013, during the period beginning on February 1, 2013 and ending on the date the Requisite Shareholder Approval is obtained (such period, the “Cumulative Dividend Period”), subject to applicable Marshall Islands law and regulation, and the prior and superior right of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Participating Preferred Stock with respect to dividends, the holders of Series A Participating Preferred Stock shall not be entitled to receive dividends pursuant to Section 3(a) and, in lieu of the provisions of Section 3(a), shall instead be entitled to receive, when, as and if declared by the Board, out of any assets of the Corporation legally available therefor, cumulative cash dividends per share of Preferred Stock at a per annum rate of 8.00% of the Preferred Subscription Price (equivalent to an initial amount of $11.20 per annum per share). The dividends described in this Section 3(b) will immediately cease to accrue on, and holders shall regain their entitlement to receive dividends pursuant to Section 3(a), on the date the Requisite Shareholder Approval is obtained. During the Cumulative Dividend Period, dividends on the Series A Participating Preferred Stock will be cumulative from February 1, 2013, will be computed on the basis of a 360-day year consisting of twelve 30-day months, and will accrue whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. During the Cumulative Dividend Period, dividends payable on the Series A Participating Preferred Stock for any partial dividend period will be prorated. Any dividend payment made on the Series A Participating Preferred Stock during or after the Cumulative Dividend Period, other than a dividend payment payable pursuant to Section 3(a) due to a corresponding dividend or distribution on the Common Stock, shall be credited against the accrued and unpaid dividends due with respect to the outstanding shares of Series A Participating Preferred Stock. No interest or sums of money in lieu of interest shall be payable in respect of any dividend payment or payments on the Preferred Stock that may be in arrears.

(c)  Holders of Series A Participating Preferred Stock shall not be entitled to any dividends or other distributions, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series A Participating Preferred Stock as specified in this Section 3 (subject to the other provisions of this Certificate of Designation). The term “dividend” as used in this Certificate of Designation includes any cash distribution made by the Corporation, regardless of whether such distribution constitutes a dividend for U.S. federal income tax purposes.

(d)  The Board may fix a record date for the determination of holders of shares of Series A Participating Preferred Stock entitled to receive a dividend or distribution declared thereon, which, other than during the Cumulative Dividend Period, shall be the same as the record date for any corresponding dividend or the distribution on the Common Stock.

(e)  Pursuant to and subject to the BCA, the Corporation may not lawfully declare or pay a dividend if the Corporation has reasonable grounds to believe that the Corporation is or would, after the declaration or payment of the dividend, be unable to pay its liabilities as they become due, or that the realizable value of the Corporation’s assets would, after payment of the dividend, be less than the aggregate value of the Corporation’s liabilities, issued share capital and share premium accounts.

Section 4.  Liquidation Rights.

(a)  Voluntary or Involuntary Liquidation.  Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, the assets and funds of the Corporation or proceeds thereof (whether capital or surplus) shall be distributed:  (i) first, ratably among holders of Series A Participating Preferred Stock up to an amount equal to the Redemption Amount per share of Series A Participating Preferred Stock and (ii) second, ratably among holders of Common Stock; provided that if holders of Series A Participating Preferred Stock would receive a distribution per share that is greater than the Redemption Amount if all such assets and funds were distributed ratably among holders of Common Stock and Series A Participating Preferred Stock (based on each share of Series A Participating Preferred Stock being equal to a number of shares of Common Stock equal to the Participation Factor then in effect), such assets and funds shall be so ratably distributed among holders of Common Stock and Series A Participating Preferred Stock (such distribution preference, the “Liquidation Preference”).

(b)  Residual Distributions.  After payment of the full amount of the Liquidation Preference to all holders of the Series A Participating Preferred Stock, such holders will have no right or claim to any of the Corporation’s remaining assets in the event of the Corporation’s liquidation, dissolution or winding up.

(c)  Amalgamation, Merger, Consolidation and Sale of Assets not Liquidation.  For purposes of this Section 4, a consolidation, amalgamation, merger, arrangement, reincorporation, de-registration or reconstruction involving the Corporation or the sale or transfer of all or substantially all of the assets or business of the Corporation (other than in connection with the Corporation’s liquidation, dissolution or winding up) will not be deemed to constitute a liquidation, dissolution or winding-up, voluntary or involuntary.

Section 5.  Voting Rights. The holders of Series A Participating Preferred Stock shall have the following voting rights:

(a)  Each share of Series A Participating Preferred Stock shall entitle its holder to the number of votes equal to the Participation Factor then in effect.

(b)  Except as otherwise herein provided or by the Articles of Incorporation or as otherwise required by the BCA, holders of the Series A Participating Preferred Stock shall vote with holders of the Common Stock together as a single class on all matters submitted to a vote of the shareholders of the Corporation, including the election of directors, and shall be considered one class for purposes of determining a quorum.

(c)  Except as otherwise herein provided or by the Articles of Incorporation or as otherwise required by the BCA, the approval of holders of the Series A Participating Preferred Stock, voting as a separate class, shall have no special voting rights and their consent, as a separate class, shall not be required for authorizing or taking any corporate action, or with respect to matters submitted to a shareholder vote; provided that, in addition to any other approval required under the Articles of Incorporation or by the BCA, (i) the affirmative vote or consent, voting as a single separate class, given in person or by proxy, of holders of at least a majority of the shares of Series A Participating Preferred Stock represented at a shareholder meeting where holders of record of at least a majority of the issued and outstanding shares of Series A Participating Preferred Stock are present either in person or by proxy, or (ii) the affirmative consent in writing of holders of at least a majority of the issued and outstanding shares of Series A Participating Preferred Stock, shall be required to amend, alter or repeal any provision of this Certificate of Designation so as to materially and adversely affect any right, privilege, preference or voting power of the Series A Participating Preferred Stock or the holders thereof.

(d)  Changes for Clarification.  Except as otherwise herein provided or by the Articles of Incorporation or as otherwise required by the BCA, without the consent of the holders of the Series A Participating Preferred Stock, so long as such action does not adversely affect the rights, privileges, preferences or voting powers of the Series A Participating Preferred Stock taken as a whole, the Corporation may amend, alter, supplement or repeal any terms of the Series A Participating Preferred Stock:

(i)  to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designation that may be defective or inconsistent; or

(ii)  to make any provision with respect to matters or questions arising with respect to the Series A Participating Preferred Stock that is not inconsistent with the provisions of this Certificate of Designation.

Section 6.  Exchange.

(a)  Mandatory Exchange.  On the date that is the later of (i) 30 days following the receipt of the Requisite Shareholder Approval and the Authorized Shares Amendment and (ii) June 30, 2013, each outstanding share of Series A Participating Preferred Stock that has not previously been exchanged in an Optional Exchange, shall automatically be exchanged into a number of newly issued shares of Common Stock equal to the product (rounded to the nearest whole number) of (x) the then-applicable Participation Factor, as may be adjusted pursuant to Section 7, and (y) the quotient determined by dividing (A) the Redemption Amount, as may be adjusted pursuant to Section 9, by (B) the Preferred Subscription Price (such product (rounded to the nearest whole number), the “Exchange Rate”) (such automatic exchange pursuant to this Section 6(a), the “Mandatory Exchange”).  There shall be no premium payable upon Mandatory Exchange. Upon the Mandatory Exchange, the Corporation shall promptly mail to holders of record of Series A Participating Preferred Stock immediately prior to the Mandatory Exchange, first class, postage prepaid, at the address of such record holders as maintained by the Registrar, a notice of Mandatory Exchange. A copy of such notice shall also be filed with the Registrar.

(b)  Optional Exchange.  In the event that the Requisite Shareholder Approval is obtained prior to June 30, 2013, then, following the date of the Authorized Shares Amendment, each holder of Series A Participating Preferred Stock shall have the right to exchange all, but not less than all, of its shares of Series A Participating Preferred Stock into, for each share of Series A Participating Preferred Stock, a number of newly issued shares of Common Stock equal to the Exchange Rate (any such exchange pursuant to this Section 6(b), an “Optional Exchange”). Except as provided for in this Section 6(b), the Series A Participating Preferred Stock shall not be exchangeable for Common Stock at the election of the holder thereof. There shall be no premium payable upon Optional Exchange.

(i)  Optional Exchange Procedures.  The holder of the Series A Participating Preferred Stock must deliver and otherwise do each of the following during usual business hours at the offices of the Corporation’s duly appointed Transfer Agent in order to exchange its Series A Participating Preferred Stock:

(1)	complete and manually sign the exchange notice provided by the Exchange Agent (an “Exchange Notice”), or a facsimile of the Exchange Notice, and deliver such irrevocable notice to the Exchange Agent;

(2)	surrender any certificate or certificates representing its shares of Series A Participating Preferred Stock to the Exchange Agent;

(3)	if required by the Corporation or the Transfer Agent, furnish appropriate endorsements and transfer documents reasonably satisfactory to the Corporation and the Transfer Agent; and

(4)	if required pursuant to Section 6(d), pay any stock transfer, documentary, stamp or similar taxes.

The date on which a holder complies with the procedures in this clause (b)(i) prior to the close of business of such day is the “Optional Exchange Date.” On the Optional Exchange Date, the Exchange Agent shall, on the holder’s behalf, exchange the Series A Participating Preferred Stock into shares of Common Stock.

(c)  Effect of Exchange.  On and after the date on which any shares of Series A Participating Preferred Stock are exchanged for Common Stock, dividends on such shares of Series A Participating Preferred Stock shall cease to accrue and all rights of holders of such shares of Series A Participating Preferred Stock (including all rights to receive any accrued and unpaid dividends) will terminate except for the right to receive the whole shares of Common Stock issuable upon exchange thereof (including the right, subject to Section 9, to receive the whole shares of Common Stock in exchange for any accrued and unpaid cumulative dividends).  All shares of Common Stock issued upon exchange of the shares of Series A Participating Preferred Stock shall, upon issuance by the Corporation, be duly authorized and validly issued, fully paid and nonassessable and not issued in violation of any purchase option, call option, preemptive right, resale right, subscription right, right of first refusal or similar right arising under law or contract.

(i)  Record Holder as of Exchange Date. The exchanging holder entitled to receive the Common Stock issuable upon the exchange of Series A Participating Preferred Stock shall be treated for all purposes as the record holder of such shares of Common Stock as of the close of business on the applicable Optional Exchange Date or the date of the Mandatory Exchange, as applicable, notwithstanding that the share register of the Corporation shall then be closed or that certificates representing the shares of Common Stock shall not then be actually delivered to such holder. In the event that a holder shall not by written notice designate the name in which shares of Common Stock to be issued upon the exchange of shares of Series A Participating Preferred Stock should be registered or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the holder and in the manner shown on the records of the Corporation. Prior to the close of business on the date on which shares of Series A Participating Preferred Stock are exchanged for shares of Common Stock, shares of Common Stock issuable upon exchange of, or other securities issuable upon exchange of, any shares of Series A Participating Preferred Stock shall not be deemed outstanding for any purpose, and holders of Series A Participating Preferred Stock shall have no rights with respect to the Common Stock or other securities issuable upon such exchange (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon exchange and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon exchange) by virtue of holding shares of Series A Participating Preferred Stock.

(d)  The issuance and delivery of certificates for Common Stock upon the exchange of shares of Series A Participating Preferred Stock shall be made without charge to the exchanging holder or recipient of shares of Series A Participating Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificate shall be issued or delivered in the respective names of, or in such names as may be directed by, holders of the shares of the Series A Participating Preferred Stock; provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the relevant shares of the Series A Participating Preferred Stock and the Corporation shall not be required to issue or deliver such certificate unless or until the holder requesting such exchange shall have paid the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

Section 7.  Adjustments. The Dividend Factor and the Participation Factor shall be subject to adjustment as follows:

(a)  Stock Dividends; Stock Splits; Reverse Stock Splits; Reclassifications and Combinations.  If at any time after the Issue Date, the Corporation shall (i) pay or make a dividend or other distribution to holders of its Common Stock solely in shares of Common Stock, (ii) subdivide (by stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock or (iii) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each event, each of the Dividend Factor and the Participation Factor then in effect shall be adjusted to a number determined by multiplying the Dividend Factor or the Participation Factor, as applicable, in effect immediately prior to such event by a fraction, the numerator of which is the total number of shares of Common Stock that were outstanding immediately after such event and the denominator of which is the total number of shares of Common Stock that are outstanding immediately prior to such event.  Such adjustment shall become effective immediately after the opening of business on the business day following the date fixed for determination of the holders entitled to such dividend or other distribution.

(b)  Consolidation, Merger, etc.  If the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Stock is exchanged for or changed into other stock or securities, cash or any other property, then in any such case each then outstanding share of Series A Participating Preferred Stock shall at the same time be similarly exchanged or changed into other stock or securities, cash or any other property, as applicable, in an amount per share equal to the product of (i) the Participation Factor then in effect and (ii) the aggregate amount of stock, securities, cash or any other property (payable in kind), as the case may be, into which or for which a single share of Common Stock is exchanged or changed (assuming the holder of such share of Common Stock exercised any rights of election, if any, exercised by the holders of a majority (or plurality, if applicable) of the Common Stock and received per share the kind and amount of consideration equal to the weighted average of the types and amounts of consideration received by a majority (or plurality, if applicable) of similarly electing (or non-electing, as applicable) holders).

(c)  Rules of Calculation.  Any adjustments to the Dividend Factor and the Participation Factor under this Section 7 shall be calculated by the Corporation to the nearest one-ten-thousandth of a share of Common Stock.  Except as explicitly provided herein, the number of shares of Common Stock outstanding shall be calculated on the basis of the number of issued and outstanding shares of Common Stock, not including shares held in the treasury of the Corporation or held by any of the Corporation’s subsidiaries.

(d)  De Minimis Adjustments.  No adjustment to the Dividend Factor and the Participation Factor under this Section 7 will be required unless such adjustment would require an increase or decrease of at least one percent; provided that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment, and provided further, that any such adjustment of less than one percent that has not been made will be made upon any Exchange Date.

(e)  Successive Adjustments.  After an adjustment to the Dividend Factor or the Participation Factor under this Section 7, any subsequent event requiring an adjustment under this Section 7 shall cause an adjustment to such Dividend Factor or Participation Factor as so adjusted.  Any adjustments to the Dividend Factor from the Issue Date to and including December 31, 2012 (i.e., using a base of 170) shall be carried over and proportionally applied to the Dividend Factor from January 1, 2013 until the Exchange Date (i.e., using a base of 150).

(f)  Multiple Adjustments.  For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Dividend Factor or the Participation Factor pursuant to this Section 7 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided that if more than one subsection of this Section 7 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.

(g)  Abandoned Dividends or Distributions.  If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment to the Dividend Factor and the Participation Factor shall be required by reason of the taking of such record.

(h)  Notice of Adjustment.  Whenever the Dividend Factor or the Participation Factor is adjusted as provided under this Section 7, the Corporation shall promptly mail to holders of record of Series A Participating Preferred Stock (if any), first class, postage prepaid, at the address of such record holders as maintained by the Registrar, a notice of adjustment setting forth in reasonable detail the events giving rise to the adjustment and the calculation of adjustment. A copy of such notice shall also be filed with the Registrar.

Section 8.  Redemption.  (a)  In the event that the Requisite Shareholder Approval is not obtained by the seventh anniversary of the Issue Date, then at any time thereafter, any holder or group of holders holding at least 7.2% of the outstanding shares of Series A Participating Preferred Stock shall have the right to cause the Corporation to redeem for cash all, but not less than all, of the shares of Series A Participating Preferred Stock held by such holder (or holders) at a purchase price per share of Series A Participating Preferred Stock equal to the then-applicable Redemption Amount. Holders may request the redemption by delivering a redemption notice setting forth the proposed redemption date and the number of shares to be redeemed no later than 60 days but not more than 90 days before the proposed date of redemption. Except as provided for in this Section 8 and 7(b), the shares of Series A Participating Preferred Stock shall not be subject to redemption at the option of the Corporation or at the option of any holder of Series A Participating Preferred Stock.

(b)  Effect of Redemption.  All shares of Series A Participating Preferred Stock called for redemption in accordance with clause (a) above shall no longer be deemed outstanding on the redemption date, dividends on the shares of Series A Participating Preferred Stock called for redemption shall cease to accrue from and after the redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest.

Section 9.  Cash Settlement of Accrued and Unpaid Dividends.  In connection with any Mandatory Exchange or Optional Exchange pursuant to Section 6, the Corporation may in it sole discretion, on the Optional Exchange Date or date of the Mandatory Exchange, as applicable, elect to pay in cash an amount equal to all or a portion of any accrued and unpaid dividends as of such date on any share of Series A Participating Preferred Stock to be exchanged, and in such event such cash payment shall be credited against the accrued and unpaid dividends on such share, and the Exchange Rate applicable to such share shall be adjusted down accordingly to reflect such cash payment.

Section 10.  No Sinking Fund.  The Series A Participating Preferred Stock will not be subject to any sinking fund, retirement fund or purchase fund or other similar provisions.

Section 11.  Other Rights.  Other than as provided for in this Certificate of Designation, The Series A Participating Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Bylaws or as provided by applicable law.

Section 12.  Ranking.  The Series A Participating Preferred Stock will, with respect to the payment of dividends and distributions of assets upon liquidation, dissolution and winding-up, rank senior to the Common Stock and any Junior Stock and pari passu with any Parity Stock of the Corporation, including other series of Series A Participating Preferred Stock of the Corporation that the Corporation may issue from time to time in the future, and junior to all other series of Preferred Stock (other than Junior Stock and Parity Stock).

Section 13.  Record Holders.  To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent for the Series A Participating Preferred Stock may deem and treat the record holder of any share of Series A Participating Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

Section 14.  Form. The Series A Participating Preferred Stock shall initially be issued substantially in the form attached hereto as Exhibit A, which is hereby incorporated in and expressly made a part of this Certificate of Designation. Each Series A Participating Preferred Stock certificate may have notations, legends or endorsements required by law or stock exchange rules; provided that any such notation, legend or endorsement is in a form acceptable to the Corporation.

Section 15.  Reissuance of Stock.  Any shares of Series A Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever, including upon exchange of the Series A Participating Preferred Stock for Common Stock or the redemption of the Series A Participating Preferred Stock, shall not be reissued as such and shall be retired and canceled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors pursuant to the provisions of the Articles of Incorporation.

Section 16.  No Fractional Shares.  Fractional shares of Series A Participating Preferred Stock shall not be issued.

Section 17.  Transfer Agent, Exchange Agent and Dividend Disbursing Agent.  The duly appointed Transfer Agent and Exchange Agent and dividend disbursing agent for the Series A Participating Preferred Stock shall be the Transfer Agent and Exchange Agent. The Corporation may, in its sole discretion, remove the Transfer Agent or the Exchange Agent; provided that in either case the Corporation shall appoint a successor agent (which successor shall be an independent bank or trust Corporation) who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof to the holders of shares of Series A Participating Preferred Stock. Payments shall be payable by U.S. dollar check drawn on, or wire transfer; provided that appropriate wire instructions have been received by the Registrar at least fifteen days prior to the applicable date of payment, to a U.S. dollar account maintained by the holder with a bank located in the State of New York; provided further that at the option of the Corporation, payment of dividends may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Series A Participating Preferred Stock register.

Section 18.  Severability of Provisions.  If any voting powers, preferences and relative, participating, optional and other special rights of the Series A Participating Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designation are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of the Series A Participating Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designation which can be given effect without the invalid, unlawful or unenforceable provisions shall, nevertheless, remain in full force and effect.

Section 19.  Notices.  All notices or communications in respect of Series A Participating Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, the Bylaws or by applicable law.

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Exhibit A

[FACE OF SERIES A PARTICIPATING PREFERRED STOCK]

Certificate Number: 1	Number of Shares of Series A Participating
Preferred Stock: [ ]

CUSIP No. Y2065G 113
ISIN No. MHY2065G1136

DHT HOLDINGS, INC.
Series A Participating Preferred Stock
(par value $0.01 per share)

DHT HOLDINGS, INC., a Republic of Marshall Islands corporation (the “Corporation”), hereby certifies that [                                        ] (the “Holder”) is the registered owner of [            ] Million [(        )] fully paid and non-assessable shares of the Corporation’s designated Series A Participating Preferred Stock, with a par value of $0.01 per share and an initial liquidation preference of $140 per share, as adjusted in accordance with the provisions of the Certificate of Designation (as defined below) (the “Series A Participating Preferred Stock”).  The shares of Series A Participating Preferred Stock are transferable on the books and records of the Registrar, with the written consent of the Corporation, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer.  The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series A Participating Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designation dated [        ], 2012 as the same may be amended from time to time (the “Certificate of Designation”).  Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designation.  The Corporation will provide a copy of the Certificate of Designation to the Holder without charge upon written request to the Corporation at its principal place of business.

Reference is hereby made to the Certificate of Designation, which shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this executed certificate, the Holder is bound by the Certificate of Designation and is entitled to the benefits thereunder.

Unless the Registrar has properly countersigned, these shares of Series A Participating Preferred Stock shall not be entitled to any benefit under the Certificate of Designation or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Corporation by an officer of the Corporation this [        ]th day of [        ] 2012.

DHT HOLDINGS, INC.

By:
Name: Svein Moxnes Harfjeld
Title: Chief Executive Officer

REGISTRAR’S COUNTERSIGNATURE

These are shares of Series A Participating Preferred Stock referred to in the within-mentioned Certificate of Designation.

Dated:  [        ], 2012

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Registrar

By:
Name:
Title:

[REVERSE OF CERTIFICATE FOR SERIES A PARTICIPATING PREFERRED STOCK]

The shares of Series A Participating Preferred Stock shall be exchangeable in the manner and in accordance with the terms set forth in the Certificate of Designation.

The Corporation shall furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series A Participating Preferred Stock evidenced hereby to:

(Insert assignee’s social security or taxpayer identification number, if any)

(Insert address and zip code of assignee)

and irrevocably appoints:

as agent to transfer the shares of Series A Participating Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.
Date:

Signature:
(Sign exactly as your name appears on the other side of this Certificate)

Signature Guarantee:

(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)